Exhibit 99.1
Virco Reports Stronger Results for FYE 2016

•	Revenue up $4,543,000 to $168,595,000

•	Operating Income Doubles to $5,948,000

•	Cash Flow from Operations up 400% to $7,507,000
Globe Newswire-Torrance California-April 22, 2016-Virco Mfg. Corporation today announced improved results for its fiscal year ended January 31, 2016.

Virco Mfg. Corporation today reported significantly improved operating and net income and stronger cash flow on moderately improved revenue for the Company’s fiscal year ended January 31, 2016. For the full year, revenue increased $4,543,000 from $164,052,000 to $168,595,000. Operating income more than doubled from $2,372,000 to $5,948,000. Net income was up over 400%, from $849,000 last year to $4,549,000, due partly to the effect of lower interest expense and tax benefits from prior years’ Net Operating Loss provisions (NOL).

These improved full-year results fall within what may be a pattern of intensifying seasonality in the Company’s core market of public school Furniture, Fixtures and Equipment (FF&E). In the fourth quarter ended January 31, 2016, which comprises the traditionally slow shipping months of November, December and January, revenues were down 23% compared to the prior year, from $25,354,000 to 19,494,000. While revenue decreased significantly, order rates for the fourth quarter were stable, declining by about 1%. Despite this pause at the end of the season, higher summer shipments were strong enough to generate annual growth of over $4.5 million. Since the holiday pause, order rates have returned to the trend of moderate growth that characterized most of last year. Results for Virco’s first quarter of FYE 2017 will be reported in June, by which time management expects to provide its traditional early-season assessment of market trends and conditions.

If seasonality is indeed intensifying, management believes it may play to Virco’s strengths of vertically integrated domestic manufacturing and distribution. Given the Company’s shorter and more nimble supply chain, management believes it can respond better to a compressed delivery cycle compared to suppliers who rely on distant offshore factories. This is especially true if custom sizing or modifications are required for furniture, as is often the case with refurbishment projects in older “as-built” facilities with their legacy infrastructure and utilities. A recent report “2016 State of Our Schools” produced by a collaboration of the 21st Century School Fund, The National Council on School Facilities, and The Center for Green Schools estimated extensive future needs for refurbishing America’s public schools, which average over 44 years old nationwide. This same report points out that at any given time during an average workday or school week, over 1/6 of Americans spend at least some time on a public school campus (50,000,000 students and over 6,000,000 teachers and administrators). For investors seeking an objective overview of Virco’s core market, management recommends this report (http://www.centerforgreenschools.org/groundbreaking-schools-report-shows-systemic-inequity-state-state-analysis-investment-american).

Commenting on this year’s results, Chairman and CEO Robert Virtue said:

“We’ve been battling some real headwinds for the past 7 years. The worst of these was weak funding for public schools. Now that funding is beginning to stabilize, we believe schools will return to a more regular pattern of furniture and equipment replacements. We may have seen some of that this summer, with our heavier seasonal deliveries.

“We also see an opportunity on the competitive front. We’ve always believed that in the long run, given the bulkiness and seasonality of school furniture, our U.S. factories would eventually have meaningful cost and quality advantages over imports. This year’s results show that these advantages are finally showing up in our bottom line.

“We’re also very happy to see our long-time customers in public education benefitting from the broader economic recovery. We think of ourselves as their partner in the mission of public education. A desire to serve this market was the impetus behind Virco’s founding in 1950 and it remains our primary focus today.”

President Doug Virtue elaborated on these trends:

“Over a decade ago we compared the individual cost elements of domestically made school furniture with imports. We discovered a threshold where freight costs offset the benefits of cheap overseas labor. As we had hoped, that threshold has gradually shifted upward. As distribution continues to become a larger component of overall cost, the competitive position of our two U.S. factories may become even stronger.

“Our design/engineering teams and experienced workforce can also react more quickly to requests for special designs. A good example is campus upgrades or renovations, where standard furniture may not support 21st Century curricula in the ‘as-built’ spaces of older schools. We pride ourselves on being able to make these custom modifications to support new learning styles while also helping to maintain the vitality and relevance of older, community-centered public schools.

“This is especially true for science, technology, engineering, arts and math upgrades (STEAM) as well as so-called ‘maker spaces’ that combine hands-on materials and process training with more traditional teaching. Because these skills are so essential in our own U.S. factories, we’re pleased to support their renewed emphasis in the education agenda.”

	Three Months Ended		Twelve Months Ended
	1/31/2016	1/31/2015	1/31/2016	1/31/2015
	(In thousands, except per share data)

Net sales	$19,494	$ 25,354	$ 168,595	$ 164,052
Cost of sales	15,284	19,354	108,985	108,654
Gross profit	4,210	6,000	59,610	55,398
Selling, general administrative & other expense	9,881	10,890	53,662	53,026
Operating income (loss)	(5,671)	(4,890)	5,948	2,372
Interest expense, net	151	227	1,281	1,454
Income (loss) before income taxes	(5,822)	(5,117)	4,667	918
Income tax expense (benefit)	(96)	14	118	69
Net income (loss)	$(5,726)	$ (5,131)	$ 4,549	$ 849

Net income (loss) per share - basic (a)	$(0.38)	$ (0.35)	$ 0.31	$ 0.06
Net income (loss) per share - diluted	$(0.38)	$ (0.35)	$ 0.30	$ 0.06

Weighted average shares outstanding - basic (a)	14,971	14,824	14,914	14,756
Weighted average shares outstanding - diluted	14,971	14,824	15,118	14,987

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

			1/31/2016	1/31/2015
Current assets			$ 46,772	$ 38,815
Non-current assets			42,663	42,996
Current liabilities			22,778	21,405
Non-current liabilities			33,344	37,833
Stockholders' equity			33,313	22,573

Contact:

Virco Mfg. Corporation (310) 533-0474

Robert A. Virtue, Chairman and Chief Executive Officer
Robert Dose, Chief Financial Officer
Doug Virtue, President

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns (including without limitation the prospects of economic recovery); the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2016 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.